Exhibit 99.1


April 21, 2006

                           Press Release

Kentucky Bancshares, Inc., parent company of Kentucky Bank, reported a 3.0% decrease in earnings for the first quarter of 2006. The company earned $1,293,000 for the quarter ended March 31, or $.48 per share, compared to $1,333,000 for last year, or $.49 per share. Expenses of approximately $90 thousand related to the previously announced acquisition of Peoples Bank in Morehead and Sandy Hook were incurred during this quarter. The transaction is expected to close in the third quarter of 2006.

Kentucky Bank ranks 10th in size among the 211 banks headquartered in the state. Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Nicholasville, North Middletown, Versailles, Wilmore and Winchester.